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News Release  Q4
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[LOGO]

THE QUAKER OATS COMPANY
                                              Further Information:
                        Media Contact:        Investor Contact:
Quaker Tower            Mark Dollins          Margaret M. Eichman, V.P.
P.O. Box 049001         Director, Corp. Comm. Investor Relations & Corp. Affairs
Chicago, IL  60604-9001 (312) 222-7399        (312) 222-7818
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QUAKER REPORTS 21 PERCENT INCREASE IN EPS FOR 2000,
A 12 PERCENT INCREASE FOR FOURTH QUARTER, BEFORE UNUSUAL ITEMS

For Immediate Release
---------------------

      CHICAGO, Feb. 1, 2001 -- The Quaker Oats Company (NYSE:OAT) today reported earnings per share of $3.40 for the year ended Dec. 31, 2000, excluding unusual items. This compares to $2.80 per share in 1999, an increase of 21 percent.

      Including unusual items in both years, Quaker reported earnings per share of $2.61 in 2000, versus $3.23 per share in 1999, a decrease of 19 percent. (See section entitled "Unusual Items" for details.)

      "The year 2000 proved to be another outstanding year for Quaker," said Robert S. Morrison, chairman, president and chief executive officer. "We recorded 7 percent sales growth, 14 percent operating income growth and our third consecutive year of 20-plus percent earnings per share growth. Worldwide, our food and beverage businesses each delivered double-digit profit growth, far outpacing our industry's norm. Gatorade delivered its 17th consecutive year of sales growth, with revenues exceeding the two-billion-dollar mark. Our businesses are stronger than ever, our strategies have been effective and our people are prepared to tackle future growth."

      In the United States and Canada, which represented 82 percent of revenues, sales grew 6 percent and operating income increased 12 percent. Ongoing international businesses grew 9 percent in sales and 35 percent in operating income. Strong cash flow from operations provided for a $76 million reduction in debt and the repurchase of $236 million of common stock during the year.

FULL YEAR RESULTS:
------------------

      Total 2000 operating income was $808.3 million, versus $710.2 million in 1999, an increase of 14 percent. The Company's food business reported a 14 percent increase in operating income, and its beverage business reported a 13 percent increase. Sales were $5.04 billion, versus $4.73 billion in 1999, an increase of 7 percent. Excluding the impact of changes in foreign currency exchange rates, sales would have increased 8 percent. Worldwide beverages achieved 15 percent sales growth, and worldwide foods increased 2 percent. Total Company volume, as measured in pounds, increased 9 percent for the year.

                                    - more -

TOTAL FOODS
-----------

      Operating income for the Company's food businesses was $510.5 million, versus $447.1 million in 1999, an increase of 14 percent. Total food sales were $2.94 billion, versus $2.88 billion in 1999, an increase of 2 percent.

FOODS:  U.S. AND CANADA
-----------------------

      Operating income for U.S. and Canadian Foods was $458.5 million, versus $399.8 million in 1999, an increase of 15 percent. Sales for U.S. and Canadian Foods were $2.38 billion, versus $2.36 billion reported for 1999, an increase of 1 percent.

      Within the foods portfolio, Quaker snacks sales increased 12 percent, led by successful new varieties of Quaker Chewy granola bars, Quaker Crispy Mini's rice snacks and the regional introduction of Gatorade energy bars. Quaker oatmeal sales increased 6 percent, surpassing the half-billion dollar mark. Aunt Jemima mix and syrup and Canadian food sales each increased 4 percent. Although sales for the Company's ready-to-eat cereals and side-dish businesses declined 5 percent and 3 percent, respectively, both maintained solid category shares and improved operating profits.

      "Each major product line in the U.S. produced double-digit profit growth. Our strategy of reinvesting cost savings back into innovation and brand building has paid off," said Morrison. "We continue to make progress with our aggressive restructuring of our North American supply chain. By 2002, this effort is expected to deliver about $65 million in annual ongoing savings, providing an excellent source of funding for product and marketing innovations," he said.

FOODS:  LATIN AMERICA, EUROPE AND ASIA/PACIFIC
----------------------------------------------

      Operating income from Quaker's food businesses in Latin America, Europe and the Asia/Pacific region was $52.0 million, versus $47.3 million in 1999, an increase of 10 percent. International food sales increased 6 percent from $523.8 million to $555.9 million, led by solid revenue growth in the Company's food business in Brazil.

      In Latin America, food sales increased 12 percent, or 15 percent in local currencies. In Europe and Asia combined, sales declined 3 percent - reflecting weakness in European currencies compared to the prior year. In local currency terms, European sales increased 5 percent and Asia/Pacific sales increased 6 percent.

TOTAL BEVERAGES
---------------

      Beverages operating income increased 13 percent to $297.8 million in 2000, versus $263.1 million in 1999. In the United States and Canada, operating income increased 8 percent to $273.7 million. International beverage operating income more than doubled, from $9.2 million in 1999 to $24.1 million in 2000, led by growth in the Latin American Gatorade business.

      Worldwide beverage sales hit a record $2.10 billion, an increase of 15 percent, reflecting 15 percent growth in the United States and Canada, 20 percent growth in Latin America and 18 percent growth in the Asia/Pacific region. Sales in Europe declined 8 percent because of weaker currency translation rates than in the prior year.

                                    - more -

      "Gatorade again affirmed its mega-brand status in 2000. Fueled by successful new flavors, convenient new multi-packs, world-class advertising and added points of distribution, this brand has grown more than one-half billion dollars in sales in just the last three years," Morrison said.

UNUSUAL ITEMS
-------------

      For the full year, unusual items totaled $109.2 million in after-tax charges, or 79 cents per share, versus income of $61.2 million, or 43 cents per share, in 1999.

      In 2000, after-tax unusual items included: asset impairment losses of $72.1 million ($120.1 million pretax), or 53 cents per share, and $44.6 million, or 31 cents per share, in restructuring charges ($74.2 million pretax) primarily to reconfigure the U.S. Supply Chain. In addition, unusual items included $7.5 million, or 5 cents per share, of income from adjustments to reduce prior-year restructuring and divestiture reserves ($11.8 million pretax).

      In 1999, after-tax unusual items included: $6.1 million, or 4 cents per share, of income from prior-year restructuring and divestiture reserve adjustments ($9.9 million pretax); discrete income tax adjustments of $59.3 million, or 42 cents per share; a $3.4 million, or 3 cents per share, gain from the sale of a pasta business in Brazil ($5.1 million pretax); and $7.6 million, or 6 cents per share, in U.S. and Canadian restructuring charges ($12.7 million pretax).

FINANCING AND OTHER
-------------------

      Net financing costs (net interest and foreign exchange expense) decreased to $50.3 million for the year, compared to $68.3 million in 1999. As of Dec. 31, 2000, total debt decreased approximately $76 million, versus year-end 1999. Excluding unusual items in both years, the effective tax rate was 36.0 percent in 2000, compared to 36.1 percent in 1999.

      The average number of common shares outstanding was 131.7 million, compared to 134.0 million a year ago. Average diluted shares in 2000 were 137.5 million, versus 139.9 million in 1999.

FOURTH QUARTER RESULTS:
-----------------------

      Fourth-quarter earnings per share, before unusual items, were 37 cents, versus 33 cents per share in 1999, an increase of 12 percent. Including unusual items, earnings per share were 35 cents, versus 42 cents a year ago. In 2000, after-tax unusual items in the fourth quarter included restructuring charges of $4.2 million, or 2 cents per share ($7.0 million pretax); and income to reduce prior restructuring and divestiture reserves of $0.6 million ($1.0 million pretax).

      In 1999, after-tax unusual items in the fourth quarter included: restructuring charges of $3.6 million ($6.0 million pretax), or 3 cents per share; income of $3.9 million ($6.5 million pretax) from reserve adjustments, or 3 cents per share; and discrete income tax adjustments of $13.2 million, or 9 cents per share.

                                    - more -

      Fourth-quarter operating income was $102.0 million, versus $82.6 million a year ago, an increase of 23 percent. Sales were $995.9 million, versus $949.1 million in 1999, an increase of 5 percent. Excluding the impact of changes in foreign currency exchange rates, sales would have increased 6 percent.

2001 OUTLOOK
------------

      The Company expects its merger with PepsiCo, Inc. to be completed sometime in the first half of 2001, subject to PepsiCo and Quaker shareholder approvals, U.S. Federal Trade Commission and other regulatory approvals, and other customary conditions to closing.

      For 2001, the Company's financial objectives--as an independent company--are unchanged from its previous guidance. For the full year, the Company expects to deliver mid-single-digit sales growth, high-single-digit operating income growth and low-double-digit earnings per share growth. The Company intends to continue its strategy of using cost-savings to help fund brand-building activities. Consistent with prior years, and because of the seasonality of its beverage business, the Company expects to deliver approximately two-thirds of its annual earnings in the second and third quarters.

      In the first quarter, the Company plans to support several new product introductions. These include the national launch of the Gatorade energy bar, three new flavors of Gatorade thirst quencher, a new flavor of Propel fitness water, and several new snack items. In addition, the Company intends to continue with its aggressive support of its recently introduced oatmeal products, including Quaker Oatmeal Nutrition for Women and Quaker Instant Oatmeal Express. As a result, the increase in marketing spending in the first quarter is expected to exceed the rate of sales growth. The impact of this marketing shift could cause earnings per share to be relatively flat versus first-quarter earnings last year. For perspective, in each of the last three years, Quaker achieved first-quarter earnings per share growth that far exceeded the annual rate of growth, making for a difficult first-quarter comparison in 2001.

CONFERENCE CALL
---------------

      At 10:30 a.m. (CT) today, management will host a conference call with investors to discuss fourth quarter results. The live presentation is accessible through Quaker's Internet site at www.quakeroats.com. The audio Webcast will be archived on the site. To listen to the Webcast, web users will need a computer with a sound card and speakers, as well as Real Audio software --which can be downloaded through www.real.com.

      The Quaker Oats Company is an international marketer of foods and beverages. Its major brands include: Gatorade thirst quencher; Quaker cereals and grain-based snacks; Rice-A-Roni, Pasta Roni and Near East side dishes; and Aunt Jemima mixes and syrup.

                                    - more -

Forward-looking statements, within the meaning of Section 21E of the Securities and Exchange Act of 1934, are made in this document. The Company's results may differ materially from those suggested by the forward-looking statements for a variety of reasons, including actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs, including cost reduction projects; changes in market prices or rates; fluctuations in the cost and availability of supply chain resources; foreign economic conditions, including currency rate fluctuations; weather; and the ability of the Company to effect manufacturing, distribution and outsourcing initiatives and plant consolidations. Additional expenditures and cash dividends may be affected by the amount of cash flow from operating activities. These factors are more fully described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. The forward-looking statement in this document concerning the Company's proposed merger with PepsiCo, Inc., is subject to a number of factors, including: the inability to obtain, or meet conditions imposed for, regulatory or governmental approvals, customary closing conditions, and failure of the Company's or PepsiCo's shareholders to approve the merger and related matters.

                                      # # #

The Quaker Oats Company press releases are available through the Internet at: http://www.quakeroats.com/. They are also available, at no charge, through PR Newswire's Company News On-Call Fax Service. For a menu of available Quaker Oats Company press releases or to retrieve a specific release, call 1-800-758-5804, extension 103689.

                    THE QUAKER OATS COMPANY AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                       AND REINVESTED EARNINGS (UNAUDITED)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        Dollars in Millions (Except Per Share Data)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                             Three Months Ended               Twelve Months Ended
                                                                                December 31,                      December 31,
                                                                             2000          1999                2000          1999
-----------------------------------------------------------------------------------------------------------------------------------
Net Sales                                                               $   995.9     $   949.1           $ 5,041.0     $ 4,725.2
Cost of goods sold                                                          483.4         453.5             2,288.3       2,136.8
-----------------------------------------------------------------------------------------------------------------------------------
Gross profit                                                                512.5         495.6             2,752.7       2,588.4
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Selling, general and administrative expenses                                418.0         415.0             1,968.8       1,904.1
Restructuring charges, asset impairments and (gain) on divestiture (a)        6.0          (0.5)              182.5          (2.3)
Interest expense                                                             14.3          14.2                54.0          61.9
Interest income                                                              (1.5)         (3.7)               (9.0)        (11.7)
Foreign exchange loss (gain) -- net                                           1.9          (0.9)                5.3          18.1
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                   73.8          71.5               551.1         618.3
Provision for income taxes (b)                                               25.3          12.5               190.5         163.3
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                              $    48.5     $    59.0           $   360.6     $   455.0
Preferred dividends -- net of tax                                             1.0           1.1                 4.2           4.4
-----------------------------------------------------------------------------------------------------------------------------------
Net Income Available for Common                                         $    47.5     $    57.9           $   356.4     $   450.6
-----------------------------------------------------------------------------------------------------------------------------------
Per Common Share:
      Net Income -- basic                                               $    0.37     $    0.44           $    2.71     $    3.36
      Income before unusual charges/gains -- diluted                    $    0.37     $    0.33           $    3.40     $    2.80
      Unusual (charges) gains -- diluted (a)(b)                             (0.02)         0.09               (0.79)         0.43
                                                                        -----------------------           -----------------------
      Net Income -- diluted (c)                                         $    0.35     $    0.42           $    2.61     $    3.23
      Dividends declared                                                $   0.285     $   0.285           $    1.14     $    1.14
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Average Number of Common Shares Outstanding
      (in thousands)                                                      131,382       132,643             131,689       134,027
-----------------------------------------------------------------------------------------------------------------------------------
Reinvested Earnings:
      Balance -- beginning of period                                    $ 1,051.4     $   834.5           $   854.6     $   555.8
      Net income                                                             48.5          59.0               360.6         455.0
      Dividends                                                             (38.2)        (38.9)             (153.5)       (156.2)
-----------------------------------------------------------------------------------------------------------------------------------
      Balance -- end of period                                          $ 1,061.7     $   854.6           $ 1,061.7     $   854.6
-----------------------------------------------------------------------------------------------------------------------------------

(a) The three months ended December 31, 2000, includes restructuring charges of $7.0 million pretax ($4.2 million after tax), or $0.02 per share, and income to reduce prior restructuring and divestiture reserves of $1.0 million pretax ($0.6 million after tax). The three months ended December 31, 1999, includes restructuring charges of $6.0 million pretax ($3.6 million after tax), or $0.03 per share, and income to reduce prior restructuring reserves of $6.5 million pretax ($3.9 million after tax), or $0.03 per share. The twelve months ended December 31, 2000, includes restructuring charges of $74.2 million pretax ($44.6 million after tax), or $0.31 per share; income to reduce prior restructuring and divestiture reserves of $11.8 million pretax ($7.5 million after tax), or $0.05 per share; and asset impairment losses of $120.1 million pretax ($72.1 million after tax), or $0.53 per share, related to the Supply Chain Reconfiguration project. The twelve months ended December 31, 1999, includes restructuring charges of $12.7 million pretax ($7.6 million after tax), or $0.06 per share; a gain on the divestiture of a Brazilian pasta business of $5.1 million pretax ($3.4 million after tax), or $0.03 per share; and income to reduce prior restructuring and divestiture reserves of $9.9 million pretax ($6.1 million after tax), or $0.04 per share.

(b) The three and twelve months ended December 31, 1999, include $13.2 million, or $0.09 per share, and $59.3 million, or $0.42 per share, respectively, of reductions in the provision for income taxes related to previously recorded tax accruals and tax assets.

(c) For the twelve months ended December 31, 2000, adjustments to income and shares for the calculation of diluted EPS were approximately $1.9 million and
5.8 million shares, respectively. For the twelve months ended December 31, 1999, adjustments to income and shares for the calculation of diluted EPS were approximately $2.0 million and 5.9 million shares, respectively.

                    THE QUAKER OATS COMPANY AND SUBSIDIARIES
                      TWELVE MONTHS NET SALES AND OPERATING
                      INCOME (LOSS) BY SEGMENT (UNAUDITED)

                                                                                                         Dollars in Millions
-----------------------------------------------------------------------------------------------------------------------------
                                                      Net Sales                          Operating Income (Loss)
-----------------------------------------------------------------------------------------------------------------------------
                                                Twelve Months Ended      Percent            Twelve Months Ended      Percent
                                                     December 31,        Inc(Dec)               December 31,         Inc(Dec)
-----------------------------------------------------------------------------------------------------------------------------
                                                  2000          1999                          2000         1999
-----------------------------------------------------------------------------------------------------------------------------
Foods:
------
        U.S. and Canadian                    $ 2,381.2     $ 2,359.5        0.9%           $ 458.5      $ 399.8        14.7%
        Latin American                           345.9         308.4       12.2%              26.8         26.2         2.3%
        Other (a)                                210.0         215.4       (2.5%)             25.2         21.1        19.4%
-----------------------------------------------------------------------------------------------------------------------------
Total Foods                                  $ 2,937.1     $ 2,883.3        1.9%           $ 510.5      $ 447.1        14.2%
-----------------------------------------------------------------------------------------------------------------------------

Beverages:
----------
        U.S. and Canadian                    $ 1,728.4     $ 1,502.3       15.1%           $ 273.7      $ 253.9         7.8%
        Latin American                           273.9         229.1       19.6%              30.9         16.5        87.3%
        Other (a)                                101.6         103.8       (2.1%)             (6.8)        (7.3)         N/M
-----------------------------------------------------------------------------------------------------------------------------
Total Beverages                              $ 2,103.9     $ 1,835.2       14.6%           $ 297.8      $ 263.1        13.2%
-----------------------------------------------------------------------------------------------------------------------------

Total Ongoing Businesses                     $ 5,041.0     $ 4,718.5        6.8%           $ 808.3      $ 710.2        13.8%

-----------------------------------------------------------------------------------------------------------------------------
Total Divested                               $      --     $     6.7         N/M           $    --      $    --           --
-----------------------------------------------------------------------------------------------------------------------------

Total Sales/Operating Income                 $ 5,041.0     $ 4,725.2        6.7%           $ 808.3      $ 710.2        13.8%
-----------------------------------------------------------------------------------------------------------------------------

Less:        Restructuring charges, asset impairments and
                (gain) on divestiture                                                        182.5         (2.3)
             General corporate expenses                                                       24.4         25.9
             Interest expense -- net                                                          45.0         50.2
             Foreign exchange loss -- net                                                      5.3         18.1
-----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                                 $ 551.1      $ 618.3
=============================================================================================================================

(a) Other includes European and Asia/Pacific results.

N/M = Not Meaningful

                    THE QUAKER OATS COMPANY AND SUBSIDIARIES
                      THREE MONTHS NET SALES AND OPERATING
                      INCOME/(LOSS) BY SEGMENT (UNAUDITED)

                                                                                                         Dollars in Millions
-----------------------------------------------------------------------------------------------------------------------------
                                                      Net Sales                           Operating Income (Loss)
-----------------------------------------------------------------------------------------------------------------------------
                                                Three Months Ended       Percent             Three Months Ended      Percent
                                                     December 31,        Inc(Dec)               December 31,         Inc(Dec)
-----------------------------------------------------------------------------------------------------------------------------
                                                  2000          1999                          2000         1999
-----------------------------------------------------------------------------------------------------------------------------
Foods:
------
        U.S. and Canadian                      $ 563.6       $ 560.6        0.5%           $ 104.0      $ 105.1        (1.0%)
        Latin American                            89.9          80.9       11.1%               5.9          9.4       (37.2%)
        Other (a)                                 55.1          57.3       (3.8%)              4.8          0.7       585.7%
-----------------------------------------------------------------------------------------------------------------------------
Total Foods                                    $ 708.6       $ 698.8        1.4%           $ 114.7      $ 115.2        (0.4%)
-----------------------------------------------------------------------------------------------------------------------------

Beverages:
----------
        U.S. and Canadian                      $ 219.1       $ 190.8       14.8%           $ (12.0)     $ (28.5)         N/M
        Latin American                            60.6          50.0       21.2%               5.6          1.0       460.0%
        Other (a)                                  7.6           9.5      (20.0%)             (6.3)        (5.1)      (23.5%)
-----------------------------------------------------------------------------------------------------------------------------
Total Beverages                                $ 287.3       $ 250.3       14.8%           $ (12.7)     $ (32.6)         N/M
-----------------------------------------------------------------------------------------------------------------------------

Total Sales/Operating Income                   $ 995.9       $ 949.1        4.9%           $ 102.0      $  82.6        23.5%
-----------------------------------------------------------------------------------------------------------------------------

Less:        Restructuring charges and reserve adjustment (gains)                              6.0         (0.5)
             General corporate expenses                                                        7.5          2.0
             Interest expense -- net                                                          12.8         10.5
             Foreign exchange loss (gain) -- net                                               1.9         (0.9)
-----------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                                                 $  73.8      $  71.5
=============================================================================================================================

(a) Other includes European and Asia/Pacific results.

N/M = Not Meaningful